Exhibit 10.17

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

MARCH 19, 2014

AMENDMENT TO EXHIBIT A to EMPLOYMENT AGREEMENT DATED JULY 1, 2010

1.	Base Salary: Effective January 1, 2014, $56,666.66 per month.

2.	Annual Discretionary Incentive: Subject to the Employee’s continued employment through the incentive payment date, Employee will be eligible to earn an annual discretionary incentive for the entire fiscal year of up to 2% of Marcus & Millichap Inc.’s (the “Company”) fiscal year pretax net income; provided, however, that any such incentive shall not exceed $2,720,000 (which currently is four times the amount of the Employee’s base salary). Employee’s eligibility for such incentive, as well as the actual amount of any such incentive, will be determined by the Company’s Compensation Committee of the Board of Directors (the “Committee”), in its sole discretion, based upon various objective and subjective factors approved by the Committee. To the extent earned (which requires that the Employee be employed by the Company on the incentive payment date), any annual incentive will be paid to Employee on or before the 60th day following the end of the fiscal year for which the incentive is earned, and will be subject to applicable withholding taxes. In the event that the Employee’s employment terminates for any reason prior to the annual discretionary incentive payment date, Employee will not earn, in whole or in part, any incentive or bonus described herein.

3.	Reference to the Company in the Employment Agreement dated July 10, 2010 shall mean Marcus & Millichap, Inc., a Delaware corporation and all of its subsidiaries, including Marcus & Millichap Real Estate Investment Services, Inc., a California corporation.

4.	Unless otherwise expressly set forth herein, all terms and conditions in the Employment Agreement shall remain without modification. In the event of an express conflict between this Amendment and the Employment Agreement, this Amendment shall govern.

Agreed:

/s/ John J. Kerin	/s/ George M. Marcus
John J. Kerin	Marcus & Millichap, Inc. By: Its Chairman, George M. Marcus